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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:    Brian Carney                           Investor Relations:
            Executive Vice President, CFO          Don Tomoff
            Jo-Ann Stores, Inc.                    Vice President, Finance
            330-656-2600                           Jo-Ann Stores, Inc.
            http://www.joann.com                   330-463-6815


         JO-ANN STORES ANNOUNCES 9.2% SAME-STORE SALES INCREASE IN JULY


HUDSON, OH--August 6, 2003 - Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B) reported today that July net sales increased 8.7% to $114.3 million from $105.2 million for the same period last year. July same-store sales increased 9.2%, versus a 6.7% same-store sales increase last year.

Net sales for the second quarter ended August 2, 2003 increased 1.6% to $359.2 million from $353.7 million a year ago. Same-store sales for the second quarter increased 2.4% versus a same-store sales increase of 7.7% for the same period last year.

Year-to-date net sales increased 1.1% to $734.0 million from $726.1 million in the prior year. Year-to-date same-store sales increased 2.5%, versus a same-store sales increase of 10.6% for the six-month period ending August 3, 2002.

Sales for the month of July were aided by the acceleration of clearance sale events this year that occurred in August of last year. The Company achieved a strong same-store sales performance for July, but the gross margin rate for the month was lower than last year due to the clearance events. Margin dollars generated during the month were in-line with management's expectations.

The Company will report second quarter results on August 18, 2003. In conjunction with the second quarter earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 p.m. Eastern time on August 18, 2003. The earnings release will provide access information.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 826 Jo-Ann Fabrics and Crafts traditional stores and 83 Jo-Ann superstores.

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